EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G/A3 filed herewith, relating to the Common Stock, $0.001 par value, of FreeSeas Inc., a Republic of the Marshall Islands corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 12th day of February, 2014.

BROADBILL INVESTMENT PARTNERS, LLC		BROADBILL PARTNERS GP, LLC

By:	/s/ Jeffrey Magee	By:	/s/ Jeffrey Magee